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                                                               Exhibit No. 10(b)

                    COMMONWEALTH TELEPHONE ENTERPRISES, INC.

                                   BONUS PLAN

1.   Purposes.

     The purposes of the Commonwealth Telephone Enterprises, Inc. Bonus Plan (the "Plan") are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards and to serve as a qualified performance-based compensation program under Section 162(m) of the Code, in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.

2.   Definitions.

     The following terms, as used herein, shall have the following meanings:

     (a)  "Board" shall mean the Board of Directors of the Company.

     (b) "Bonus" shall mean any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (d) "Committee" shall mean the Compensation/Pension Committee of the Board.

     (e) "Company" shall mean Commonwealth Telephone Enterprises, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, or any successor corporation.

     (f)  "Covered Employee" shall have the meaning set forth in Section 162(m)
          (3) of the Code (or any successor provision) and regulations from time to time promulgated thereunder.

     (g) "Executive Officers" shall mean any officer of the Company who, as of the beginning of a Plan Year, is an "executive officer" within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, or is designated as an "executive officer" by the Committee.

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     (h)  "Participant" shall mean the chief executive officer, chief operating officer and chief financial officer of the Company, the chief executive officer of each staff or Operating Group of the Company and each other management employee of the Company who has received written notice of his selection by the Committee to participate in the Plan.

     (i) "Performance Goals" shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 3 hereof.

     (j) "Plan" shall mean the Commonwealth Telephone Enterprises, Inc. Bonus Plan, as amended from time to time.

     (k)  "Plan Year" shall mean the Company's fiscal year.

     (l) "Stock" shall mean common stock of the Company, par value $1.00 per share.

     (m) "Subsidiary" shall mean any subsidiary of the Company which is designated by the Board or the Committee to have an Executive Officer participate in the Plan.

3.   Performance Goals.

     Performance Goals for each Plan Year shall be established by the Committee not later than the latest permissible date under Code Section 162(m). Such Performance Goals may be expressed in terms of one or more of the following: (i) financial; (ii) customer satisfaction; and (iii) employee development as well as any other Performance Goals as the Committee shall deem appropriate. To the extent applicable, any such Performance Goal shall be determined (i) in accordance with the Company's audited financial statements and generally accepted accounting principles and reported upon the Company's independent accountants or (ii) so that a third party having knowledge of the relevant facts could determine whether such Performance Goal is met. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid, and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different for each Plan Year and different Performance Goals may be applicable to different Participants. The Committee reserves the right to adjust the Performance Goals of Participants as circumstances and equity shall dictate while remaining compliant with Rule 162(m).

4.   Bonuses.

     (a) In General. For each Plan Year commencing with the Plan Year ending December 31, 2002, the Committee shall, no later than the time specified in paragraph 3 hereof, specify the Performance Goals applicable to such Plan Year. A Participant's target Bonus for each Plan Year shall be expressed as a dollar amount or as a percentage of such Participant's base salary for such Plan Year. Unless otherwise provided by the Committee in its discretion in connection with

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          termination of employment, payment of a Bonus for a particular Plan
          Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company or one of its Subsidiaries on the last day of such Plan Year. The actual amount of a Bonus payable under the Plan shall be determined as a percentage of the Participant's target Bonus, which percentage shall vary depending upon the extent to which the Performance Goals have been attained and may be lesser than, greater than, or equal to 100%. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Covered Employee.

     (b) Limitation on Bonuses. Notwithstanding anything to the contrary contained in this Section 4, the maximum Bonus which may be earned by any Participant under the Plan in respect of any Plan Year (prior to giving effect thereof) shall not exceed the lesser of (i) 300% of the Participant's annual base salary as in effect on the first day of such Plan Year and (ii) $1,500,000.

     (c) Time of Payment. Unless otherwise determined by the Committee, all payments in respect of Bonuses granted under this Section 4 shall be made no later than a reasonable period after the end of the Plan Year. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee in connection with termination of employment, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

     (d) Form of Payment. Payment of each Participant's Bonus for any Plan Year shall be made in cash, less the appropriate withholding taxes as set forth in Section 6(c) or, if the Committee, in its discretion, approves the award to be issued in the form of Stock Options, Restricted Stock or Unrestricted Stock pursuant to the CTE Equity Incentive Plan.

     (e) Deferral Elections. The Company may give each Participant the right, in accordance with rules and regulations to be established by the Committee, to elect to defer the receipt of any or all of such Participant's Bonus under the Plan in respect of any Plan Year.

     (f) Right to Receive Bonus. A Participant must be employed throughout the entire Plan Year as well as remain an Employee at the time the Bonus is awarded in order to be entitled to receive a Bonus under the Plan. The Committee reserves the right to award pro rata Bonuses to Participants who have not fully complied with the above requirement but payment of said Bonuses to Participants who have not fully complied with the requirements of this Section 4(f) will be at the sole discretion of the Committee.

5.   Administration.

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     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan; including, without limitation, the authority to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles to the extent not inconsistent with
Section 162(m) of the Code and the regulations thereunder; except as otherwise provided in Section 4(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons; including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participants) and any shareholder.

     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

6.   General Provisions.

     (a) Compliance with Legal Requirements. The Plan and the granting of Bonuses, and the other obligations of the Company under the Plan shall be subject to such approvals by any regulatory or governmental agency as may be required.

     (b) No Right to Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

     (c) Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distribution under the Plan any taxes required to be withheld by federal, state or local governments.

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     (d)  Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus theretofore granted under the Plan.

     (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment among Participants.

     (f) Unfunded Status of Bonuses. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choices of law principles thereof.

     (h) Effective Date. The Plan shall first be effective with respect to the 2002 Plan Year, but only if the Plan shall have been approved at the 2002 Annual Meeting by the requisite vote approval of the shareholders of the Company.

     (i)  Interpretation. The Plan is designed and intended to comply with
          Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

     (j) Term. No Bonus may be granted under the Plan with respect to any Plan Year after Plan Year 2006. Bonuses made with respect to the Plan Year 2006 or prior years, however, may extend beyond Plan Year 2006 and the provisions of the Plan shall continue to apply thereto.